Hamilton Bancorp, Inc. Announces Results for Third Fiscal Quarter

TOWSON, MD, February 4, 2013 – Hamilton Bancorp, Inc. (Nasdaq: HBK), today reported net income of $65,000, or $0.02 per share (basic and diluted), for the quarter-ended December 31, 2012, compared to $380,000 for the quarter ended December 31, 2011.  Net income for the nine months ended December 31, 2012 was $429,000, or $0.12 per share (basic and diluted), compared to $1.0 million for the nine months ended December 31, 2011.  Per share amounts for the prior year periods are not applicable as the net income reported is for Hamilton Bank prior to the completion of its mutual-to-stock conversion on October 10, 2012. As part of the conversion, Hamilton Bancorp became the Bank’s holding company and raised $35.6 million in net proceeds in a subscription offering.

Balance Sheet Review

Total assets at December 31, 2012 increased 5.1% to $334.8 million from $318.5 million at March 31, 2012.  The increase in assets was primarily due to the $35.6 million in net proceeds from the Bank’s mutual-to-stock conversion.  Cash and cash equivalents increased by $16.4 million to $51.9 million at December 31, 2012.

Total loans decreased slightly to $164.6 million at December 31, 2012 from $169.9 million at March 31, 2012, with the largest decline occurring in residential one- to four-family loans as such loans were repaid or refinanced and sold into the secondary market.  The Bank continues to transform the composition of its loan portfolio by emphasizing commercial and commercial real estate lending which has resulted in residential loan balances declining and commercial real estate and commercial business loans increasing. At December 31, 2012, commercial real estate loans accounted for 21.3% of gross loans compared to 17.9% at March 31, 2012 or a net increase of $4.5 million.  Commercial business loans have also increased, representing 17.0% of gross loans at December 31, 2012, compared to 15.6% at March 31, 2012 or a net increase of $1.2 million.

Total deposits were $264.7 million at December 31, 2012, compared to $281.0 million at March 31, 2012. The decline in deposits was due in part to the withdrawal of funds used to purchase Company stock in the Bank’s mutual-to-stock conversion and the maturity of higher-costing certificates of deposit.  The Company remains focused on changing its deposit mix to rely less on certificates of deposit as a primary funding source.

Total stockholders’ equity at December 31, 2012 was $68.3 million, compared to total equity of $35.1 million at March 31, 2012.  The increase was primarily attributable to the proceeds from the Bank’s mutual-to-stock conversion.  The Company’s book value per common share at December 31, 2012 was $18.45.  At that same date, tangible book value per share, which includes the $0.78 per share effect of the Company’s $2.9 million of goodwill and other intangibles, equaled $17.67 per share.

Asset Quality Review

Nonperforming assets decreased 31.8% to $5.5 million at December 31, 2012, from $8.1 million at March 31, 2012.  Total nonperforming assets were 1.65% of total assets at the end of the quarter, compared to 2.55% at March 31, 2012.  During the nine months ended December 31, 2012, $596,000 in nonperforming loans were paid in full and the Bank charged off $2.0 million in nonperforming loans.  Of the $2.0 million in loans charged off, $1.6 million had been previously reflected in the Bank’s allowance for loan losses as specific reserves at March 31, 2012.

The provision for loan losses totaled $335,000 for the quarter ended December 31, 2012 compared to a provision adjustment of $(30,000) for the third quarter of fiscal 2011. The provision for loan losses totaled $393,000 for the nine months ended December 31, 2012 compared to $387,000 for the 2011 period.  The increased provision in the third quarter of 2012 was primarily related to a charge off for $212,000 on one commercial property and $130,000 in specific reserves established for two residential properties.

The allowance for loan and lease losses at December 31, 2012 totaled $1.9 million, or 1.17% of total loans, compared to $3.6 million at March 31, 2012, or 2.05% of total loans. The $1.6 million decrease in the allowance for loan losses was primarily the result of the charge-off of loans with specific reserves, partially offset by the $393,000 provision for loan losses for the nine months ending December 31, 2012.

Income Statement Review

Net interest income decreased $128,000 to $1.9 million for the quarter ended December 31, 2012 from $2.1 million for the quarter ended December 31, 2011.  Net interest income decreased $453,000 to $6.0 million for the nine months ended December 31, 2012, compared to $6.5 million for the 2011 period.  The decrease during the 2012 periods was due to the low interest rate environment which resulted in a decrease in yields on loans and investments which was partially offset by a decrease in the cost of deposits.  For the three and nine months ended December 31, 2012, the interest rate spread decreased 32 and 17 basis points to 2.24% and 2.49%, respectively, from the prior year periods. The net interest margin also decreased from 2.79% for the nine month period ended December 31, 2011 to 2.62% for the nine month period ended December 31, 2012

Noninterest income for the third quarter of 2012 totaled $196,000 an increase of $62,000, or 46.3%, compared to the third quarter of 2011.  The increase between the two quarters was primarily due to increases in gain on sale of loans held for sale, gain on sale of investment securities, and service charges.  For the nine months ended December 31, 2012, noninterest income totaled $616,000, an increase of $43,000 or 7.5%, compared to the nine months ended December 31, 2011.  The increase between the nine month periods was primarily due to increases in gain on sale of loans held for sale, service charges, and other noninterest revenue, partially offset by decreases in gain on sale of investment and earnings on bank-owned life insurance.  Gains on the sale of loans increased as the Bank has sold residential loans into the secondary market.

Noninterest expenses increased $86,000 to $1.7 million for the three months ended December 31, 2012, compared to $1.6 million for the three months ended December 31, 2011.  The higher expense in the 2012 quarter is due in part to the added costs associated with operating as a public company.  Noninterest expenses increased $584,000 to $5.7 million for the nine months ended December 31, 2012, compared to $5.1 million for the nine months ended December 31, 2011. The largest contributors to the increase between the nine month periods were increases in data processing, advertising, other operating expenses, other real estate owned, salaries, employee benefits, occupancy and deposit insurance premiums.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure. Information regarding the usefulness of tangible book value appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc.
Consolidated Statements of Financial Condition
(dollars in thousands)

	December 31,	September 30	March 31
	2012	2012	2012
	(unaudited)	(unaudited)
ASSETS
Cash equivalents and time deposits	$ 51,871	$ 92,469	$ 35,498
Investment securities, available for sale	96,520	97,692	94,830
Loans and leases receivable, net	164,558	159,510	169,904
Foreclosed real estate	1,184	1,184	756
Premises and equipment, net	2,493	2,535	2,519
Bank-owned life insurance	11,528	8,455	8,307
Goodwill and other intangible assets	2,888	2,901	2,928
Other assets	3,741	4,222	3,726
Total Assets	$ 334,783	$ 368,968	$ 318,468

LIABILITIES
Deposits	264,703	331,483	281,015
Other liabilities	1,750	1,808	2,388
Total Liabilities	266,453	333,291	283,403
Total Stockholders' Equity	68,330	35,677	35,065
Total Liabilities and Stockholders' Equity	$ 334,783	$ 368,968	$ 318,468

Hamilton Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands except per share data)
Interest Income	$ 2,607	$ 2,980	$ 8,213	$ 9,489
Interest Expense	676	921	2,192	3,015
Net Interest Income	1,931	2,059	6,021	6,474
Provision for Loan Losses	335	(30)	393	387
Net Interest Income After
Provision for Loan Losses	1,596	2,089	5,628	6,087
Total Non-Interest Income	196	134	616	573
Total Non-Interest Expenses	1,733	1,647	5,682	5,098
Income Before Tax
Expense	59	576	562	1,562
Income Tax Expense	(6)	196	133	520
Net Income available to
common stockholders	$ 65	$ 380	$ 429	$ 1,042

Basic Earnings Per Common Share	$ 0.02	N/A	$ 0.12	N/A
Diluted Earnings Per Common Share	$ 0.02	N/A	$ 0.12	N/A

Hamilton Bancorp, Inc.
Tangible Book Value
(Unaudited)

	December 31,	September 30	March 31
	2012	2012	2012
	(dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders' equity	$ 68,330	$ 35,677	$ 35,065
Less: Intangible assets	(2,888)	(2,901)	(2,928)
Tangible common equity	$ 65,442	$ 32,776	$ 32,137

Outstanding common shares (1)	3,703,000	N/A	N/A

Tangible book value per common share (1)	$ 17.67	N/A	N/A
Tangible common equity to tangible assets	19.72%	8.95%	10.18%

(1) Hamilton Bancorp did not have any common or preferred stock prior to the stock conversion on October 10, 2012.

Hamilton Bancorp, Inc.
Allowance for Loan Losses
(Unaudited)

	Three Months Ended		Nine Months Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
	(Dollars in thousands)

Balance, beginning	$ 1,822	$ 1,505	$ 3,552	$ 1,183
Provision charged to income	335	(30)	393	387
Charge-offs	(214)	-	(2,002)	(95)
Recoveries	-	-	-	-
Balance, ending	$ 1,943	$ 1,475	$ 1,943	$ 1,475

Allowance for Loan Losses as a
percentage of gross loans	1.17%	0.84%	1.17%	0.84%

Hamilton Bancorp, Inc.
Non-Perfroming Assets
(Unaudited)

	12/31/2012	9/30/2012	3/31/2012
	(dollars in thousands)

Nonaccruing loans and leases	$ 4,356	$ 4,290	$ 7,369
Accruing loans and leases delinquent more than 90 days	-	-	-
Foreclosed assets	1,184	1,184	756
Total nonperforming assets	$ 5,540	$ 5,474	$ 8,125

ASC 450 - Allowance for loan and lease losses	$ 1,319	$ 1,330	$ 1,299
ASC 310 - Impaired loan valuation allowance	624	492	2,253
Total allowance for loans and lease losses	$ 1,943	$ 1,822	$ 3,552

Ratio of nonperforming assets to total assets at end of period (1)	1.65%	1.48%	2.55%
Ratio of nonperforming loans and leases to total loans and
leases at end of period (2)	2.62%	2.66%	4.25%
Ratio of net charge offs to average loans and leases for
the year-to-date period (3)	1.60%	2.13%	0.20%
Ratio of allowance for loan and lease losses to total loans and
leases at end of period	1.17%	1.13%	2.05%
Ratio of allowance for loan and lease losses to nonperforming
loans and leases at end of period (2)	44.61%	42.47%	48.20%

(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended December 31, 2012 and the six month period ended
September 30, 2012 have been annualized.